                                    SANDPIPER
                                10501 3RD STREET
                             ST. PETERSBURG, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]
                                                                    July 7, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      SANDPIPER
         10501 3RD STREET
         ST. PETERSBURG, PINELLAS COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 275 units with a total of 259,982 square feet of rentable area. The improvements were built in 1977. The improvements are situated on 18.2 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SANDPIPER, ST. PETERSBURG, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                     ($10,500,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
July 7, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                    #RZ0002202

Report By:
Alice MacQueen

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
SANDPIPER, ST. PETERSBURG, FLORIDA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary........................................................     4
Introduction.............................................................     9
Area Analysis............................................................    11
Market Analysis..........................................................    14
Site Analysis............................................................    16
Improvement Analysis.....................................................    16
Highest and Best Use.....................................................    17

                                    VALUATION

Valuation Procedure......................................................    18
Sales Comparison Approach................................................    20
Income Capitalization Approach...........................................    26
Reconciliation and Conclusion............................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
SANDPIPER, ST. PETERSBURG, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Sandpiper
LOCATION:                         10501 3rd Street
                                  St. Petersburg, Florida

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 14, 2003
DATE OF REPORT:                   July 7, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                           18.2 acres, or 792,792 square feet
  Assessor Parcel No.:            183017113420020000
  Floodplain:                     Community Panel No. 125148 0002B (Not
                                  Available)
                                  Flood Zone Not Available, an area inside
                                  the floodplain.
  Zoning:                         RO-P (Residential Office Parkway District)

BUILDING:
  No. of Units:                   275 Units
  Total NRA:                      259,982 Square Feet
  Average Unit Size:              945 Square Feet
  Apartment Density:              15.1 units per acre
  Year Built:                     1977

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                        Square   ------------------    Monthly       Annual
   Unit Type             Feet    Per Unit    Per SF     Income       Income
-----------------------------------------------------------------------------
1A10 - 1Br/1Ba            683    $    530    $ 0.78    $ 14,840    $  178,080
1B10 - 1Br/IBa            694    $    530    $ 0.76    $ 21,200    $  254,400
2A10 - 2Br/1Ba            874    $    580    $ 0.66    $ 23,200    $  278,400
2A20 - 2Br/2Ba            962    $    690    $ 0.72    $ 38,640    $  463,680
2B20 - 2Br/2Ba          1,006    $    705    $ 0.70    $ 33,135    $  397,620
3A20 - 3Br/2Ba          1,160    $    780    $ 0.67    $ 28,080    $  336,960
3B20 - 3Br/2Ba          1,258    $    810    $ 0.64    $ 22,680    $  272,160
                                             ------    --------    ----------
                                              Total    $181,775    $2,181,300
                                                       ========    ===========

OCCUPANCY:                        96%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
SANDPIPER, ST. PETERSBURG, FLORIDA

ECONOMIC LIFE:                    45 Years
EFFECTIVE AGE:                    26 Years
REMAINING ECONOMIC LIFE:          19 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                   [PICTURE]

        ENTRANCE                            REAR OF CLUBHOUSE AND POOL

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
SANDPIPER, ST. PETERSBURG, FLORIDA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:                      Hold for future multi-family development
  As Improved:                    Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
SANDPIPER, ST. PETERSBURG, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                Amount                $/Unit
                                                ------                ------
DIRECT CAPITALIZATION
Potential Rental Income                    $ 2,181,300            $ 7,932
Effective Gross Income                     $ 2,185,920            $ 7,949
Operating Expenses                         $   996,171            $ 3,622            45.6% of EGI
Net Operating Income:                      $ 1,120,999            $ 4,076

Capitalization Rate                        10.00%
DIRECT CAPITALIZATION VALUE                $11,200,000 *          $40,727 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      9%
Stabilized Vacancy & Collection Loss:      10%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               11.00%
Discount Rate                              13.00%
Selling Costs                              2.00%
Growth Rates:
  Income                                   2.50%
  Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                 $10,500,000 *          $38,182 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $10,500,000            $38,182 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)       $25,000 to $34,583
  Range of Sales $/Unit (Adjusted)         $32,813 to $38,042
VALUE INDICATION - PRICE PER UNIT          $10,200,000 *          $37,091 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales       4.02 to 5.69
  Selected EGIM for Subject                4.50
  Subject's Projected EGI                  $ 2,185,920
EGIM ANALYSIS CONCLUSION                   $ 9,800,000 *          $35,636 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $10,700,000 *          $38,909 / UNIT

RECONCILED SALES COMPARISON VALUE          $10,200,000            $37,091 / UNIT

---------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
SANDPIPER, ST. PETERSBURG, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $10,200,000
  NOI Per Unit                             $10,700,000
  EGIM Multiplier                          $ 9,800,000
INDICATED VALUE BY SALES COMPARISON        $10,200,000            $37,091 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $11,200,000
  Discounted Cash Flow Method:             $10,500,000
INDICATED VALUE BY THE INCOME APPROACH     $10,500,000            $38,182 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $10,500,000            $38,182 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
SANDPIPER, ST. PETERSBURG, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 10501 3rd Street, St. Petersburg, Pinellas County, Florida. St. Petersburg identifies it as 183017113420020000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice MacQueen on May 14, 2003. Alice MacQueen performed the research, valuation analysis and wrote the report. Alice MacQueen has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is July 7, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
SANDPIPER, ST. PETERSBURG, FLORIDA

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:                    6 to 12 months
EXPOSURE PERIOD:                     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Properties 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SANDPIPER, ST. PETERSBURG, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of St. Petersburg, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Tampa Bay
West  - 9th Street
South - 38th Avenue
North - I-275/Howard Franklin Bridge

MAJOR EMPLOYERS

Major employers in the subject's area include Hillsborough County School System, GTE Florida, Tampa International Airport, University of South Florida, City of Tampa, Publix, Tampa General Hospital, AT&T, Paradyne and Kash n' Karry Food Stores, Inc. As Florida's wealthiest market, Tampa Bay ranks 1st in effective buying income and 1st in retail sales. Housing is very affordable and household incomes are increasing. The cost of living is about 5% below the national average. Employment throughout the Bay Area is very diverse. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SANDPIPER, ST. PETERSBURG, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ------------------------------------------
         CATEGORY             1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS       MSA
---------------------------------------------------------------------------------------
POPULATION TRENDS

Current Population                 12,723         44,809        129,826      2,442,120
5-Year Population                  13,591         46,451        132,847      2,591,303
% Change CY-5Y                        6.8%           3.7%           2.3%           6.1%
Annual Change CY-5Y                   1.4%           0.7%           0.5%           1.2%

HOUSEHOLDS

Current Households                  6,968         22,608         58,817      1,029,700
5-Year Projected Households         7,510         23,685         60,374      1,095,882
% Change CY - 5Y                      7.8%           4.8%           2.6%           6.4%
Annual Change CY-5Y                   1.6%           1.0%           0.5%           1.3%

INCOME TRENDS

Median Household Income        $   38,886     $   36,482     $   34,231     $   35,241
Per Capita Income              $   29,231     $   26,177     $   23,015     $   22,508
Average Household Income       $   54,347     $   52,520     $   50,613     $   53,389

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                 AREA
                              ----------------------------------------
         CATEGORY             1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS      MSA
---------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting          62.76%        40.28%        28.67%        24.86%
5-Year Projected % Renting       62.56%        41.19%        29.02%        24.59%

% of Households Owning           23.13%        45.85%        56.74%        60.90%
5-Year Projected % Owning        23.58%        45.30%        56.73%        61.88%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SANDPIPER, ST. PETERSBURG, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Vacant land
South - Gandy Boulevard
East  - Mobile homes
West - 4th Street with a nursing home, vacant land and apartment community located across the street

CONCLUSIONS

The subject is well located within the city of St. Petersburg. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SANDPIPER, ST. PETERSBURG, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of St. Petersburg in Pinellas County. The overall pace of development in the subject's market is more or less stable. There are currently 427 new units in three separate communities under construction the subject's Peninsula-South submarket. Of these, 76 units remain to be completed in the subject's immediate neighborhood. According to information supplied by on-site management, the new units added to the neighborhood in recent years have had little, if any, impact on rentals at the subject property due to the much higher asking rents at the newer properties. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                             Region      Submarket
--------------------------------------------------------
 3Q00                               5.7%          3.9%
 1Q01                               6.4%          4.4%
 3Q01                               7.7%          6.4%
 1Q02                               9.1%          6.2%
 3Q02                               9.2%          8.7%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The downward trend in occupancy rates in the subject's submarket is considered the result of the number of new units added over the period. This trend can be expected to continue over the near term as additional new units are added. Based on a review of the subject's occupancy levels during this period, it outperformed the market and thus supports the comments of on-site management that the subject is less affected by new development due to the large disparity in asking rents. Rather, the most significant impact on occupancy rates is attributed to low interest rates and the increasing trend toward homeownership.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
SANDPIPER, ST. PETERSBURG, FLORIDA

                             HISTORICAL AVERAGE RENT

Period                            Region    % Change   Submarket   % Change
---------------------------------------------------------------------------
 3Q00                             $  675        -      $     650        -
 1Q01                             $  689      2.1%     $     669      2.9%
 3Q01                             $  703      2.0%     $     678      1.3%
 1Q02                             $  725      3.1%     $     688      1.5%
 3Q02                             $  726      0.1%     $     691      0.4%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.                Property Name                Units           Ocpy.          Year Built          Proximity to subject
----------------------------------------------------------------------------------------------------------------------------
  R-1              Sunrunner                      2,000            98%              1981           0.5-mile north of subject
  R-2              Lincoln Shores                   631            90%              1984           Across the street
  R-3              Camden Lakes                     688            92%              1983           Adjacent
  R-4              Lakeside Village                 304            94%              1972           Across the street
  R-5              Crosswinds                       208            95%              1987           Less than one mile
Subject            Sandpiper                        275            96%              1977

Average rent in the subject's submarket stands at $691 with rents increasing only $2.09 for existing units between May and November 2002. This is down considerably from the increases seen during previous quarters of $7.06 (1st/02), $8.72 (3rd/01), and $16.39 (1st/01). There has been a recent surge of new construction of units throughout the Tampa Bay area. This, coupled with low interest rates and an increased desire in homeownership, has resulted in slower absorption, higher vacancies, and minimal rent increases. This trend will likely continue until such time as supply and demand equalizes and the market stabilizes.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
SANDPIPER, ST. PETERSBURG, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                  18.2 acres, or 792,792 square feet
  Shape                      Generally rectangular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Good
  Flood Zone:
     Community Panel         125148 0002B, dated Not Available
     Flood Zone              Zone Not Available
  Zoning                     RO-P, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                                       ASSESSED VALUE - 2002
                             -----------------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER                   LAND         BUILDING         TOTAL       MILL RATE       TAXES
-------------------------------------------------------------------------------------------------
183017113420020000           $2,208,000     $7,292,000      $9,500,000     0.02468       $234,442

IMPROVEMENT ANALYSIS
  Year Built                 1977
  Number of Units            275
  Net Rentable Area          259,982 Square Feet
  Construction:
    Foundation               Reinforced concrete slab
    Frame                    Heavy or light wood
    Exterior Walls           Wood or vinyl siding
    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a  swimming pool,
                             spa/jacuzzi, basketball court, volleyball court,
                             sand volleyball, tennis court, racquetball court,
                             gym room, car wash, laundry room, freshwater lake,
                             and parking area.
  Unit Amenities             Individual unit amenities include a balcony, and
                             washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SANDPIPER, ST. PETERSBURG, FLORIDA

Unit Mix:

                                                         Unit Area
   Unit Type                 Number of Units             (Sq. Ft.)
------------------------------------------------------------------
1A10 - 1Br/1Ba                    28                         683
1B10 - 1Br/1Ba                    40                         694
2A10 - 2Br/1Ba                    40                         874
2A20 - 2Br/2Ba                    56                         962
2B20 - 2Br/2Ba                    47                       1,006
3A20 - 3Br/2Ba                    36                       1,160
3B20 - 3Br/2Ba                    28                       1,258

Overall Condition            Average
Effective Age                26 years
Economic Life                45 years
Remaining Economic Life      19 years
Deferred Maintenance         None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1977 and consist of a 275-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SANDPIPER, ST. PETERSBURG, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SANDPIPER, ST. PETERSBURG, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SANDPIPER, ST. PETERSBURG, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SANDPIPER, ST. PETERSBURG, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                      COMPARABLE                      COMPARABLE
          DESCRIPTION                     SUBJECT                       I - 1                           I - 2
------------------------------------------------------------------------------------------------------------------------
  Property Name                   Sandpiper                 Country Crossing                Ashley Square
LOCATION:
  Address                         10501 3rd Street          7903 Holly Lea Court            5606 Josephine Court
  City, State                     St. Petersburg, Florida   Tampa, FL                       Tampa, FL
  County                          Pinellas                  Hillsborough                    Hillsborough
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          259,982                   204,335                         198,528
  Year Built                      1977                      1974                            1970
  Number of Units                 275                       232                             188
  Unit Mix:                             Type        Total    Type                  Total     Type                  Total
                                  1A10 - 1Br/1Ba     28     1Br/1BA                 128     1Br/1BA                  77
                                  1B10 - 1Br/1Ba     40     2Br/2BA                  74     2Br/2BA                  88
                                  2A10 - 2Br/1Ba     40     3Br/2BA                  30     3Br/2BA                  23
                                  2A20 - 2Br/2Ba     56
                                  2B20 - 2Br/2Ba     47
                                  3A20 - 3Br/2Ba     36
                                  3B20 - 3Br/2Ba     28
  Average Unit Size (SF)          945                       881                             1,056
  Land Area (Acre)                18.2000                   11.8800                         9.4100
  Density (Units/Acre)            15.1                      19.5                            20.0
  Parking Ratio (Spaces/Unit)     1.09                      Adequate                        Adequate
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered      Open                            Open
CONDITION:                        Good                      Fair                            Average
APPEAL:                           Good                      Fair                            Average
AMENITIES:
  Pool/Spa                        Yes/Yes                   Yes/No                          Yes/No
  Gym Room                        Yes                       Yes                             Yes
  Laundry Room                    Yes                       Yes                             Yes
  Secured Parking                 No                        No                              No
  Sport Courts                    No                        No                              No
  Washer/Dryer Connection         Yes                       No                              No
OCCUPANCY:                        96%                       90%                             80%
TRANSACTION DATA:
  Sale Date                                                 July, 2002                      February, 2002
  Sale Price ($)                                            $5,800,000                      $5,600,000
  Grantor                                                   TCI Country Crossing, Inc.      Davna Investments, Ltd

  Grantee                                                   Centurion Partners II, LLC      Ashley Square Realty Corp
  Sale Documentation                                        Doc# 11829-0478                 Doc# 11405-0982
  Verification                                              CoStar Realty                   CoStar Realty
  Telephone Number
ESTIMATED PRO-FORMA:                                           Total $     $/Unit   $/SF       Total $    $/Unit   $/SF
  Potential Gross Income                                     $1,604,832    $6,917   $7.85    $1,558,560   $8,290   $7.85
  Vacancy/Credit Loss                                        $  160,483    $  692   $0.79    $  311,712   $1,658   $1.57
  Effective Gross Income                                     $1,444,349    $6,226   $7.07    $1,246,848   $6,632   $6.28
  Operating Expenses                                         $  893,200    $3,850   $4.37    $  718,724   $3,823   $3.62
  Net Operating Income                                       $  551,149    $2,376   $2.70    $  528,124   $2,809   $2.66
NOTES:                                                      Similar neighborhood.           Located off Dale Mabry,
                                                            Overall fair to avg condition   very near subject. Small
                                                            but overall inferior to the     community w/limited land-
                                                            subject                         scaping/curb appeal
  PRICE PER UNIT                                                       $25,000                         $29,787
  PRICE PER SQUARE FOOT                                                $28.38                          $28.21
  EXPENSE RATIO                                                        61.8%                           57.6%
  EGIM                                                                 4.02                            4.49
  OVERALL CAP RATE                                                     9.50%                           9.43%
  Cap Rate based on Pro Forma or Actual Income?                        ACTUAL                          ACTUAL

                                            COMPARABLE                   COMPARABLE                COMPARABLE
          DESCRIPTION                         I - 3                        I - 4                     I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                   Falls of Tampa Bay            Horizon Park                Swan Lake
LOCATION:
  Address                         4610 North Armenia Avenue     4900 N MacDill Avenue       3401 N. Lakeview Drive
  City, State                     Tampa, FL                     Tampa, FL                   Tampa, FL
  County                          Hillsborough                  Hillsborough                Hillsborough
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          165,600                       96,200                      165,000
  Year Built                      1984                          1976                        1982
  Number of Units                 240                           128                         244
  Unit Mix:                        Type                 Total    Type                Total    Type             Total
                                  1Br/1BA                132    1Br/1BA                84   1Br/1BA
                                  2Br/2BA                108    2Br/2BA                44   2Br/2BA
                                                                3Br/2BA                     3Br/2BA
  Average Unit Size (SF)          690                           752                         676
  Land Area (Acre)                5.0290                        5.1300                      14.0000
  Density (Units/Acre)            47.7                          25.0                        17.4
  Parking Ratio (Spaces/Unit)     Adequate                      Adequate                    Adequate
  Parking Type (Gr., Cov., etc.)  Open                          Open                        Open
CONDITION:                        Average                       Average                     Average
APPEAL:                           Average                       Average                     Average
AMENITIES:
  Pool/Spa                        Yes/No                        Yes/No                      Yes/No
  Gym Room                        Yes                           Yes                         Yes
  Laundry Room                    Yes                           Yes                         Yes
  Secured Parking                 No                            No                          No
  Sport Courts                    No                            No                          No
  Washer/Dryer Connection         No                            No                          No
OCCUPANCY:                        95%                           93%                         Unknown
TRANSACTION DATA:
  Sale Date                       December, 2001                June, 2000                  December, 2000
  Sale Price ($)                  $8,300,000                    $3,550,000                  $6,360,000
  Grantor                         ERP Operating, LP             Merecorp, Inc               UNUM Life Insurance
                                                                                            Company
  Grantee                         ADHI mantrha, LLC             Horizon Pointe Realty Corp  Swan Lake Investors, LLC
  Sale Documentation              Doc# 11261-1133               Doc#10245-1621              Doc#10534-0403
  Verification                    CoStar Realty                 CoStar Realty               CoStar Realty/AAA
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $   $/Unit   $/SF     Total $    $/Unit   $/SF   Total $   $/Unit   $/SF
  Potential Gross Income           $1,781,856  $7,424  $10.76    $670,560   $5,239   $6.97    $0        $0     $0.00
  Vacancy/Credit Loss              $   89,093  $  371  $ 0.54    $ 46,939   $  367   $0.49    $0        $0     $0.00
  Effective Gross Income           $1,692,763  $7,053  $10.22    $623,621   $4,872   $6.48    $0        $0     $0.00
  Operating Expenses               $  840,000  $3,500  $ 5.07    $280,000   $2,188   $2.91    $0        $0     $0.00
  Net Operating Income             $  852,763  $3,553  $ 5.15    $343,621   $2,685   $3.57    $0        $0     $0.00
NOTES:                            Good location/curb appeal.    Similar neighborhood.       Good location. Well-kept
                                  Higher density development    Property is being totally   property in superior
                                  with some covered parking.    renovated. Now a gated      condition
                                  Fair condition                community
  PRICE PER UNIT                           $34,583                       $27,734                     $26,066
  PRICE PER SQUARE FOOT                    $50.12                        $36.90                      $38.55
  EXPENSE RATIO                            49.6%                         44.9%                         N/A
  EGIM                                     4.90                          5.69                          N/A
  OVERALL CAP RATE                         10.27%                        9.68%                         N/A
  Cap Rate based on Pro Forma
   or Actual Income?                       PRO FORMA                     ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SANDPIPER, ST. PETERSBURG, FLORIDA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $25,000 to $34,583 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $32,813 to $38,042 per unit with a mean or average adjusted price of $35,289 per unit. The median adjusted price is $35,084 per unit. Based on the following analysis, we have concluded to a value of $37,000 per unit, which results in an "as is" value of $10,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SANDPIPER, ST. PETERSBURG, FLORIDA

SALES ADJUSTMENT GRID

                                                                     COMPARABLE               COMPARABLE
             DESCRIPTION                     SUBJECT                   I - 1                     I - 2
---------------------------------------------------------------------------------------------------------------
  Property Name                      Sandpiper                Country Crossing         Ashley Square
  Address                            10501 3rd Street         7903 Holly Lea Court     5606 Josephine Court
  City                               St. Petersburg, Florida  Tampa, FL                Tampa, FL
  Sale Date                                                   July, 2002               February, 2002
  Sale Price ($)                                              $5,800,000               $5,600,000
  Net Rentable Area (SF)             259,982                  204,335                  198,528
  Number of Units                    275                      232                      188
  Price Per Unit                                              $25,000                  $29,787
  Year Built                         1977                     1974                     1970
  Land Area (Acre)                   18.2000                  11.8800                  9.4100
VALUE ADJUSTMENTS                          DESCRIPTION           DESCRIPTION     ADJ.     DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate    0%  Fee Simple Estate     0%
  Financing                                                   Cash To Seller       0%  Cash To Seller        0%
  Conditions of Sale                                          Arm's Length         0%  Arm's Length          0%
  Date of Sale (Time)                                         07-2002              5%  02-2002               5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $26,250                   $31,277
  Location                                                    Inferior            10%  Inferior             10%
  Number of Units                    275                      232                  0%  188                   0%
  Quality / Appeal                   Average                  Comparable           0%  Comparable            0%
  Age / Condition                    1977                     1974 / Fair          5%  1970 / Average        5%
  Occupancy at Sale                  96%                      90%                  5%  80%                  10%
  Amenities                          Good                     Comparable           0%  Comparable            0%
  Average Unit Size (SF)             945                      881                  5%  1,056                -5%
PHYSICAL ADJUSTMENT                                                               25%                       20%
FINAL ADJUSTED VALUE ($/UNIT)                                        $32,813                   $37,532

                                            COMPARABLE                 COMPARABLE                COMPARABLE
             DESCRIPTION                       I - 3                     I - 4                     I - 5
----------------------------------------------------------------------------------------------------------------
  Property Name                      Falls of Tampa Bay         Horizon Park             Swan Lake
  Address                            4610 North Armenia Avenue  4900 N MacDill Avenue    3401 N. Lakeview Drive
  City                               Tampa, FL                  Tampa, FL                Tampa, FL
  Sale Date                          December, 2001             June, 2000               December, 2000
  Sale Price ($)                     $8,300,000                 $3,550,000               $6,360,000
  Net Rentable Area (SF)             165,600                    96,200                   165,000
  Number of Units                    240                        128                      244
  Price Per Unit                     $34,583                    $27,734                  $26,066
  Year Built                         1984                       1976                     1982
  Land Area (Acre)                   5.0290                     5.1300                   14.0000
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.      DESCRIPTION      ADJ.    DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate     0%   Fee Simple Estate    0%  Fee Simple Estate   0%
  Financing                          Cash To Seller        0%   Cash To Seller       0%  Cash To Seller      0%
  Conditions of Sale                 Arm's Length          0%   Arm's Length         0%  Arm's Length        0%
  Date of Sale (Time)                12-2001              10%   06-2000             10%  12-2000            10%
VALUE AFTER TRANS. ADJUST. ($/UNIT)        $38,042                     $30,508                   $28,672
  Location                           Inferior             10%   Inferior            10%  Inferior           10%
  Number of Units                    240                   0%   128                  0%  244                 0%
  Quality / Appeal                   Comparable            0%   Comparable           0%  Comparable          0%
  Age / Condition                    1984 / Average      -20%   1976 / Average       0%  1982 / Average     -5%
  Occupancy at Sale                  95%                   0%   93%                  0%  Unknown             0%
  Amenities                          Comparable            0%   Comparable           0%  Comparable          0%
  Average Unit Size (SF)             690                  10%   752                  5%  676                10%
PHYSICAL ADJUSTMENT                                        0%                       15%                     15%
FINAL ADJUSTED VALUE ($/UNIT)              $38,042                     $35,084                   $32,973

SUMMARY

VALUE RANGE (PER UNIT)               $32,813         TO       $    38,042
MEAN (PER UNIT)                      $35,289
MEDIAN (PER UNIT)                    $35,084
VALUE CONCLUSION (PER UNIT)          $37,000

VALUE INDICATED BY SALES COMPARISON APPROACH                  $10,175,000
ROUNDED                                                       $10,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SANDPIPER, ST. PETERSBURG, FLORIDA

                             NOI PER UNIT COMPARISON

                                     SALE PRICE                    NOI/          SUBJECT NOI
COMPARABLE          NO. OF           ----------                  --------       --------------    ADJUSTMENT     INDICATED
   NO.              UNITS            PRICE/UNIT       OAR        NOI/UNIT       SUBJ. NOI/UNIT      FACTOR       VALUE/UNIT
---------------------------------------------------------------------------------------------------------------------------
   I-1               232             $5,800,000      9.50%       $551,149         $1,120,999        1.716         $42,897
                                     $   25,000                  $  2,376         $    4,076
   I-2               188             $5,600,000      9.43%       $528,124         $1,120,999        1.451         $43,224
                                     $   29,787                  $  2,809         $    4,076
   I-3               240             $8,300,000     10.27%       $852,763         $1,120,999        1.147         $39,675
                                     $   34,583                  $  3,553         $    4,076
   I-4               128             $3,550,000      9.68%       $343,621         $1,120,999        1.518         $42,113
                                     $   27,734                  $  2,685         $    4,076
   I-5               244             $6,360,000      0.00%                        $1,120,999
                                     $   26,066                                   $    4,076

                                   PRICE/UNIT

  Low                          High             Average        Median
$39,675                      $43,224            $41,978       $42,505

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                         $    39,000
Number of Units                                          275
                                                 -----------
Value Based on NOI Analysis                      $10,725,000
                                  Rounded        $10,700,000

The adjusted sales indicate a range of value between $39,675 and $43,224 per unit, with an average of $41,978 per unit. Based on the subject's competitive position within the improved sales, a value of $39,000 per unit is estimated. This indicates an "as is" market value of $10,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SANDPIPER, ST. PETERSBURG, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                 SALE PRICE
COMPARABLE         NO. OF        ----------      EFFECTIVE         OPERATING                      SUBJECT
   NO.             UNITS         PRICE/UNIT     GROSS INCOME        EXPENSE            OER      PROJECTED OER           EGIM
----------------------------------------------------------------------------------------------------------------------------
   I-1              232          $5,800,000     $  1,444,349       $893,200           61.84%                            4.02
                                 $   25,000
   I-2              188          $5,600,000     $  1,246,848       $718,724           57.64%                            4.49
                                 $   29,787
   I-3              240          $8,300,000     $  1,692,763       $840,000           49.62%                            4.90
                                 $   34,583                                                        45.57%
   I-4              128          $3,550,000     $    623,621       $280,000           44.90%                            5.69
                                 $   27,734
   I-5              244          $6,360,000
                                 $   26,066

                                      EGIM

Low                       High                    Average              Median
4.02                      5.69                     4.78                 4.70

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                            4.50
Subject EGI                                                        $2,185,920
                                                                   ----------

Value Based on EGIM Analysis                                       $9,836,640
                                              Rounded              $9,800,000

             Value Per Unit                                        $   35,636

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.57% before reserves. The comparable sales indicate a range of expense ratios from 44.90% to 61.84%, while their EGIMs range from 4.02 to 5.69. Overall, we conclude to an EGIM of 4.50, which results in an "as is" value estimate in the EGIM Analysis of $9,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,200,000.

Price Per Unit                        $10,200,000
NOI Per Unit                          $10,700,000
EGIM Analysis                         $ 9,800,000

Sales Comparison Conclusion           $10,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SANDPIPER, ST. PETERSBURG, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SANDPIPER, ST. PETERSBURG, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                  Average
                           Unit Area       --------------------
   Unit Type               (Sq. Ft.)       Per Unit      Per SF       % Occupied
--------------------------------------------------------------------------------
1A10 - 1Br/1Ba                683           $530          $0.78          100.0%
1B10 - 1Br/1Ba                694           $487          $0.70           95.0%
2A10 - 2Br/1Ba                874           $579          $0.66           95.0%
2A20 - 2Br/2Ba                962           $696          $0.72           98.2%
2B20 - 2Br/2Ba               1006           $666          $0.66           93.8%
3A20 - 3Br/2Ba               1160           $760          $0.66           94.4%
3B20 - 3Br/2Ba               1258           $710          $0.56           92.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SANDPIPER, ST. PETERSBURG, FLORIDA

                                  RENT ANALYSIS

                                                                          COMPARABLE RENTS
                                                        -------------------------------------------------
                                                           R-1       R-2     R-3      R-4      R-5
                                                        -------------------------------------------------
                                                                  Lincoln   Camden  Lakeside
                                                        Sunrunner  Shores   Lakes    Village Crosswinds
                                                        -------------------------------------------------
                                                                     COMPARISON TO SUBJECT
                                        SUBJECT SUBJECT -------------------------------------------------
                           SUBJECT UNIT ACTUAL  ASKING  Slightly           Slightly Slightly
      DESCRIPTION             TYPE       RENT    RENT   Superior  Superior Superior Inferior  Superior   MIN   MAX   MEDIAN AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent             1A10 - 1Br/1Ba $   530 $   560 $    532  $    585 $    600 $    525 $      620 $ 525 $  620 $  585 $   572
Unit Area (SF)                              683     683      600       550      600      618        600   550    618    600     594
Monthly Rent Per Sq. Ft.                $  0.78 $  0.82 $   0.89  $   1.06 $   1.00 $   0.85 $     1.03 $0.85 $ 1.06 $ 1.00 $  0.97

Monthly Rent             1B10 - 1Br/1Ba $   487 $   549 $    543  $    608 $    618 $    525 $      629 $ 525 $  629 $  608 $   585
Unit Area (SF)                              694     694      615       650      615      618        615   615    650    615     623
Monthly Rent Per Sq. Ft.                $  0.70 $  0.79 $   0.88  $   0.94 $   1.00 $   0.85 $     1.02 $0.85 $ 1.02 $ 0.94 $  0.94

Monthly Rent             2A10 - 2Br/1Ba $   579 $   659 $    613  $    608 $    665 $    525 $      682 $ 525 $  682 $  613 $   619
Unit Area (SF)                              874     874      703       650      726      618        726   618    726    703     685
Monthly Rent Per Sq. Ft.                $  0.66 $  0.75 $   0.87  $   0.94 $   0.92 $   0.85 $     0.94 $0.85 $ 0.94 $ 0.92 $  0.90

Monthly Rent             2A20 - 2Br/2Ba $   696 $   772 $    651  $    880 $    730 $    625 $      775 $ 625 $  880 $  730 $   732
Unit Area (SF)                              962     962      810     1,000      810      790        810   790  1,000    810     844
Monthly Rent Per Sq. Ft.                $  0.72 $  0.80 $   0.80  $   0.88 $   0.90 $   0.79 $     0.96 $0.79 $ 0.96 $ 0.88 $  0.87

Monthly Rent             2B20 - 2Br/2Ba $   666 $   759 $    731  $    775 $    833 $    645 $      840 $ 645 $  840 $  775 $   765
Unit Area (SF)                            1,006   1,006      860       920      885      855        903   855    920    885     885
Monthly Rent Per Sq. Ft.                $  0.66 $  0.75 $   0.85  $   0.84 $   0.94 $   0.75 $     0.93 $0.75 $ 0.94 $ 0.85 $  0.86

Monthly Rent             3A20 - 3Br/2Ba $   760 $   829 $    702  $    880 $    770 $    865 $      840 $ 702 $  880 $  840 $   811
Unit Area (SF)                            1,160   1,160      903     1,000      903    1,188        903   903  1,188    903     979
Monthly Rent Per Sq. Ft.                $  0.66 $  0.71 $   0.78  $   0.88 $   0.85 $   0.73 $     0.93 $0.73 $ 0.93 $ 0.85 $  0.83

Monthly Rent             3B20 - 3Br/2Ba $   710 $   859           $    880 $    770 $    865 $      840 $ 770 $  880 $  853 $   839
Unit Area (SF)                            1,258   1,258              1,000      903    1,188        903   903  1,188    952     999
Monthly Rent Per Sq. Ft.                $  0.56 $  0.68           $   0.88 $   0.85 $   0.73 $     0.93 $0.73 $ 0.93 $ 0.87 $  0.85

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                               Market Rent
                                               Unit Area    -----------------       Monthly        Annual
   Unit Type              Number of Units      (Sq. Ft.)    Per Unit   Per SF       Income         Income
-----------------------------------------------------------------------------------------------------------
1A10 - 1Br/1Ba                  28                 683        $530     $ 0.78       $ 14,840     $  178,080
1B10 - 1Br/1Ba                  40                 694        $530     $ 0.76       $ 21,200     $  254,400
2A10 - 2Br/1Ba                  40                 874        $580     $ 0.66       $ 23,200     $  278,400
2A20 - 2Br/2Ba                  56                 962        $690     $ 0.72       $ 38,640     $  463,680
2B20 - 2Br/2Ba                  47               1,006        $705     $ 0.70       $ 33,135     $  397,620
3A20 - 3Br/2Ba                  36               1,160        $780     $ 0.67       $ 28,080     $  336,960
3B20 - 3Br/2Ba                  28               1,258        $810     $ 0.64       $ 22,680     $  272,160
                                                                                    -----------------------
                                                                       Total        $181,775     $2,181,300
                                                                                    =======================

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SANDPIPER, ST. PETERSBURG, FLORIDA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
SANDPIPER, ST. PETERSBURG, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR     2000        FISCAL YEAR     2001        FISCAL YEAR     2002     FISCAL YEAR     2003
                            ----------------------      ----------------------      ----------------------   ----------------------
                                    ACTUAL                      ACTUAL                      ACTUAL              MANAGEMENT BUDGET
                            ----------------------      ----------------------      ----------------------   ----------------------
     DESCRIPTION              TOTAL       PER UNIT         TOTAL      PER UNIT        TOTAL       PER UNIT     TOTAL       PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,154,635    $  7,835      $2,260,319    $  8,219      $2,227,972    $  8,102   $2,278,000    $  8,284

  Vacancy                   $   76,864    $    280      $   88,622    $    322      $  146,854    $    534   $   74,687    $    272
  Credit Loss/Concessions   $   45,485    $    165      $   48,529    $    176      $   52,216    $    190   $   79,600    $    289
                            -------------------------------------------------------------------------------------------------------
    Subtotal                $  122,349    $    445      $  137,151    $    499      $  199,070    $    724   $  154,287    $    561

  Laundry Income            $   12,501    $     45      $   10,225    $     37      $    6,349    $     23   $   16,400    $     60
  Garage Revenue            $        0    $      0      $        0    $      0      $        0    $      0   $        0    $      0
  Other Misc. Revenue       $  106,283    $    386      $  150,434    $    547      $  201,635    $    733   $  188,400    $    685
                            -------------------------------------------------------------------------------------------------------
    Subtotal Other Income   $  118,784    $    432      $  160,659    $    584      $  207,984    $    756   $  204,800    $    745

                            -------------------------------------------------------------------------------------------------------
Effective Gross Income      $2,151,070    $  7,822      $2,283,827    $  8,305      $2,236,886    $  8,134   $2,328,513    $  8,467

Operating Expenses
  Taxes                     $  205,579    $    748      $  213,008    $    775      $  231,560    $    842   $  249,059    $    906
  Insurance                 $   31,928    $    116      $   92,993    $    338      $   79,195    $    288   $   80,349    $    292
  Utilities                 $  123,103    $    448      $  114,523    $    416      $  128,314    $    467   $  118,000    $    429
  Repair & Maintenance      $   48,632    $    177      $   36,187    $    132      $   49,472    $    180   $   36,000    $    131
  Cleaning                  $   66,490    $    242      $   61,936    $    225      $   78,231    $    284   $   83,000    $    302
  Landscaping               $  103,619    $    377      $   88,472    $    322      $  127,323    $    463   $  110,400    $    401
  Security                  $        0    $      0      $        0    $      0      $        0    $      0   $        0    $      0
  Marketing & Leasing       $   24,759    $     90      $   26,946    $     98      $   16,157    $     59   $   16,800    $     61
  General Administrative    $  215,680    $    784      $  232,200    $    844      $  176,318    $    641   $  191,556    $    697
  Management                $  111,657    $    406      $  121,276    $    441      $  113,038    $    411   $  117,386    $    427
  Miscellaneous             $        0    $      0      $        0    $      0      $        0    $      0   $        0    $      0

                            -------------------------------------------------------------------------------------------------------
Total Operating Expenses    $  931,447    $  3,387      $  987,541    $  3,591      $  999,608    $  3,635   $1,002,550    $  3,646

  Reserves                  $        0    $      0      $        0    $      0      $        0    $      0   $        0    $      0

                            -------------------------------------------------------------------------------------------------------
Net Income                  $1,219,623    $  4,435      $1,296,286    $  4,714      $1,237,278    $  4,499   $1,325,963    $  4,822

                             ANNUALIZED      2003
                            ----------------------
                                  PROJECTION                      AAA PROJECTION
                            ----------------------      ----------------------------------
     DESCRIPTION              TOTAL       PER UNIT        TOTAL       PER UNIT         %
------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,215,876    $  8,058      $2,181,300    $  7,932      100.0%

  Vacancy                   $  144,112    $    524      $  152,691    $    555        7.0%
  Credit Loss/Concessions   $   81,480    $    296      $   65,439    $    238        3.0%
                            --------------------------------------------------------------
    Subtotal                $  225,592    $    820      $  218,130    $    793       10.0%

  Laundry Income            $   26,856    $     98      $   20,625    $     75        0.9%
  Garage Revenue            $        0    $      0      $        0    $      0        0.0%
  Other Misc. Revenue       $  202,068    $    735      $  202,125    $    735        9.3%
                            --------------------------------------------------------------
    Subtotal Other Income   $  228,924    $    832      $  222,750    $    810       10.2%

                            --------------------------------------------------------------
Effective Gross Income      $2,219,208    $  8,070      $2,185,920    $  7,949      100.0%

Operating Expenses
  Taxes                     $  249,344    $    907      $  247,500    $    900       11.3%
  Insurance                 $   78,044    $    284      $   81,125    $    295        3.7%
  Utilities                 $  137,808    $    501      $  123,750    $    450        5.7%
  Repair & Maintenance      $   10,356    $     38      $   35,750    $    130        1.6%
  Cleaning                  $   80,932    $    294      $   82,500    $    300        3.8%
  Landscaping               $  163,896    $    596      $  110,000    $    400        5.0%
  Security                  $        0    $      0      $        0    $      0        0.0%
  Marketing & Leasing       $   30,724    $    112      $   20,625    $     75        0.9%
  General Administrative    $  197,352    $    718      $  185,625    $    675        8.5%
  Management                $  109,084    $    397      $  109,296    $    397        5.0%
  Miscellaneous             $        0    $      0      $        0    $      0        0.0%

                            --------------------------------------------------------------
Total Operating Expenses    $1,057,540    $  3,846      $  996,171    $  3,622       45.6%

  Reserves                  $        0    $      0      $   68,750    $    250        6.9%

                            --------------------------------------------------------------
Net Income                  $1,161,668    $  4,224      $1,120,999    $  4,076       51.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SANDPIPER, ST. PETERSBURG, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                CAPITALIZATION RATES
                 ---------------------------------------------
                       GOING-IN                 TERMINAL
                 --------------------     --------------------
                  LOW           HIGH       LOW           HIGH
                 -----         ------     -----         ------
RANGE            6.00%         10.00%     7.00%         10.00%
AVERAGE                  8.14%                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
SANDPIPER, ST. PETERSBURG, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.       SALE DATE            OCCUP.       PRICE/UNIT           OAR
---------------------------------------------------------------------------
  I-1            Jul-02               90%          $25,000            9.50%
  I-2            Feb-02               80%          $29,787            9.43%
  I-3            Dec-01               95%          $34,583           10.27%
  I-4            Jun-00               93%          $27,734            9.68%
  I-5            Dec-00             Unknown        $26,066            N/A
                                                        High         10.27%
                                                         Low          9.43%
                                                     Average          9.72%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $10,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
SANDPIPER, ST. PETERSBURG, FLORIDA

approximately 34% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
SANDPIPER, ST. PETERSBURG, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                    SANDPIPER

                YEAR                   APR-2004    APR-2005    APR-2006    APR-2007    APR-2008    APR-2009
            FISCAL YEAR                    1          2           3           4           5           6
-------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,181,300  $2,235,833  $2,291,728  $2,349,022  $2,407,747  $2,467,941

  Vacancy                             $  152,691  $  156,508  $  160,421  $  164,432  $  168,542  $  172,756
  Credit Loss                         $   65,439  $   67,075  $   68,752  $   70,471  $   72,232  $   74,038
  Concessions                         $        0  $        0  $        0  $        0  $        0  $        0
                                      ----------------------------------------------------------------------
    Subtotal                          $  218,130  $  223,583  $  229,173  $  234,902  $  240,775  $  246,794

  Laundry Income                      $   20,625  $   21,141  $   21,669  $   22,211  $   22,766  $   23,335
  Garage Revenue                      $        0  $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue                 $  202,125  $  207,178  $  212,358  $  217,667  $  223,108  $  228,686
                                      ----------------------------------------------------------------------
      Subtotal Other Income           $  222,750  $  228,319  $  234,027  $  239,877  $  245,874  $  252,021

                                      ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,185,920  $2,240,568  $2,296,582  $2,353,997  $2,412,847  $2,473,168

OPERATING EXPENSES:
  Taxes                               $  247,500  $  254,925  $  262,573  $  270,450  $  278,563  $  286,920
  Insurance                           $   81,125  $   83,559  $   86,066  $   88,647  $   91,307  $   94,046
  Utilities                           $  123,750  $  127,463  $  131,286  $  135,225  $  139,282  $  143,460
  Repair & Maintenance                $   35,750  $   36,823  $   37,927  $   39,065  $   40,237  $   41,444
  Cleaning                            $   82,500  $   84,975  $   87,524  $   90,150  $   92,854  $   95,640
  Landscaping                         $  110,000  $  113,300  $  116,699  $  120,200  $  123,806  $  127,520
  Security                            $        0  $        0  $        0  $        0  $        0  $        0
  Marketing & Leasing                 $   20,625  $   21,244  $   21,881  $   22,537  $   23,214  $   23,910
  General Administrative              $  185,625  $  191,194  $  196,930  $  202,837  $  208,923  $  215,190
  Management                          $  109,296  $  112,028  $  114,829  $  117,700  $  120,642  $  123,658
  Miscellaneous                       $        0  $        0  $        0  $        0  $        0  $        0

                                      ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  996,171  $1,025,510  $1,055,715  $1,086,812  $1,118,828  $1,151,790

  Reserves                            $   68,750  $   70,813  $   72,937  $   75,125  $   77,379  $   79,700
                                      ----------------------------------------------------------------------
NET OPERATING INCOME                  $1,120,999  $1,144,246  $1,167,931  $1,192,060  $1,216,640  $1,241,678

  Operating Expense Ratio (% of EGI)        45.6%       45.8%       46.0%       46.2%       46.4%       46.6%
  Operating Expense Per Unit          $    3,622  $    3,729  $    3,839  $    3,952  $    4,068  $    4,188

                YEAR                   APR-2010    APR-2011    APR-2012    APR-2013    APR-2014
            FISCAL YEAR                   7           8           9           10          11
------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,529,639  $2,592,880  $2,657,702  $2,724,145  $2,792,248

  Vacancy                             $  177,075  $  181,502  $  186,039  $  190,690  $  195,457
  Credit Loss                         $   75,889  $   77,786  $   79,731  $   81,724  $   83,767
  Concessions                         $        0  $        0  $        0  $        0  $        0
                                      ----------------------------------------------------------
    Subtotal                          $  252,964  $  259,288  $  265,770  $  272,414  $  279,225

  Laundry Income                      $   23,919  $   24,517  $   25,130  $   25,758  $   26,402
  Garage Revenue                      $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue                 $  234,403  $  240,263  $  246,270  $  252,426  $  258,737
                                      ----------------------------------------------------------
      Subtotal Other Income           $  258,322  $  264,780  $  271,399  $  278,184  $  285,139

                                      ----------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,534,997  $2,598,372  $2,663,331  $2,729,915  $2,798,162

OPERATING EXPENSES:
  Taxes                               $  295,528  $  304,394  $  313,526  $  322,931  $  332,619
  Insurance                           $   96,867  $   99,774  $  102,767  $  105,850  $  109,025
  Utilities                           $  147,764  $  152,197  $  156,763  $  161,466  $  166,310
  Repair & Maintenance                $   42,687  $   43,968  $   45,287  $   46,646  $   48,045
  Cleaning                            $   98,509  $  101,465  $  104,509  $  107,644  $  110,873
  Landscaping                         $  131,346  $  135,286  $  139,345  $  143,525  $  147,831
  Security                            $        0  $        0  $        0  $        0  $        0
  Marketing & Leasing                 $   24,627  $   25,366  $   26,127  $   26,911  $   27,718
  General Administrative              $  221,646  $  228,295  $  235,144  $  242,199  $  249,464
  Management                          $  126,750  $  129,919  $  133,167  $  136,496  $  139,908
  Miscellaneous                       $        0  $        0  $        0  $        0  $        0
                                      ----------------------------------------------------------

TOTAL OPERATING EXPENSES              $1,185,725  $1,220,663  $1,256,633  $1,293,666  $1,331,794

  Reserves                            $   82,091  $   84,554  $   87,090  $   89,703  $   92,394

                                      ----------------------------------------------------------
NET OPERATING INCOME                  $1,267,181  $1,293,155  $1,319,608  $1,346,545  $1,373,974

  Operating Expense Ratio (% of EGI)        46.8%       47.0%       47.2%       47.4%       47.6%
  Operating Expense Per Unit          $    4,312  $    4,439  $    4,570  $    4,704  $    4,843

Estimated Stabilized NOI            $1,120,999       Sales Expense Rate         2.00%
Months to Stabilized                         1       Discount Rate             13.00%
Stabilized Occupancy                      93.0%      Terminal Cap Rate         11.00%

Gross Residual Sale Price         $12,490,675     Deferred Maintenance          $         0
  Less: Sales Expense             $   249,813     Add: Excess Land              $         0
                                  -----------
Net Residual Sale Price           $12,240,861     Other Adjustments             $         0
                                                                                -----------
PV of Reversion                   $ 3,606,015     Value Indicated By "DCF"      $10,510,661
Add: NPV of NOI                   $ 6,904,646                        Rounded    $10,500,000
                                  -----------
PV Total                          $10,510,661

                          "DCF" VALUE SENSITIVITY TABLE

                                                                         DISCOUNT RATE
                                      ----------------------------------------------------------------------------------------
      TOTAL VALUE                        12.50%           12.75%             13.00%                13.25%             13.50%
------------------------------------------------------------------------------------------------------------------------------
  TERMINAL CAP RATE      10.50%       $11,009,206      $10,844,066        $10,682,376           $10,524,052        $10,369,014
                         10.75%       $10,917,368      $10,754,244        $10,594,522           $10,438,119        $10,284,954
                         11.00%       $10,829,705      $10,668,505        $10,510,661           $10,356,091        $10,204,715
                         11.25%       $10,745,938      $10,586,577        $10,430,527           $10,277,708        $10,128,042
                         11.50%       $10,665,812      $10,508,210        $10,353,878           $10,202,734        $10,054,703

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
SANDPIPER, ST. PETERSBURG, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
SANDPIPER, ST. PETERSBURG, FLORIDA

                                    SANDPIPER

                                                            TOTAL     PER Sq. Ft. PER UNIT  % OF EGI
----------------------------------------------------------------------------------------------------
REVENUE

  Base Rent                                              $ 2,181,300    $ 8.39    $ 7,932
  Less: Vacancy & Collection Loss              10.00%    $   218,130    $ 0.84    $   793

  Plus: Other Income
    Laundry Income                                       $    20,625    $ 0.08    $    75      0.94%
    Garage Revenue                                       $         0    $ 0.00    $     0      0.00%
    Other Misc. Revenue                                  $   202,125    $ 0.78    $   735      9.25%
                                                         ------------------------------------------
      Subtotal Other Income                              $   222,750    $ 0.86    $   810     10.19%

EFFECTIVE GROSS INCOME                                   $ 2,185,920    $ 8.41    $ 7,949

OPERATING EXPENSES:
  Taxes                                                  $   247,500    $ 0.95    $   900     11.32%
  Insurance                                              $    81,125    $ 0.31    $   295      3.71%
  Utilities                                              $   123,750    $ 0.48    $   450      5.66%
  Repair & Maintenance                                   $    35,750    $ 0.14    $   130      1.64%
  Cleaning                                               $    82,500    $ 0.32    $   300      3.77%
  Landscaping                                            $   110,000    $ 0.42    $   400      5.03%
  Security                                               $         0    $ 0.00    $     0      0.00%
  Marketing & Leasing                                    $    20,625    $ 0.08    $    75      0.94%
  General Administrative                                 $   185,625    $ 0.71    $   675      8.49%
  Management                                    5.00%    $   109,296    $ 0.42    $   397      5.00%
  Miscellaneous                                          $         0    $ 0.00    $     0      0.00%

TOTAL OPERATING EXPENSES                                 $   996,171    $ 3.83    $ 3,622     45.57%

  Reserves                                               $    68,750    $ 0.26    $   250      3.15%
                                                         ------------------------------------------
NET OPERATING INCOME                                     $ 1,120,999    $ 4.31    $ 4,076     51.28%

  "GOING IN" CAPITALIZATION RATE                               10.00%

  VALUE INDICATION                                       $11,209,990    $43.12    $40,764

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)                     $11,209,990

                        ROUNDED                          $11,200,000    $43.08    $40,727

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
SANDPIPER, ST. PETERSBURG, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE            VALUE             ROUNDED          $/UNIT           $/SF
-----------------------------------------------------------------------------
  9.25%          $12,118,908        $12,100,000       $44,000          $46.54
  9.50%          $11,799,989        $11,800,000       $42,909          $45.39
  9.75%          $11,497,426        $11,500,000       $41,818          $44.23
 10.00%          $11,209,990        $11,200,000       $40,727          $43.08
 10.25%          $10,936,576        $10,900,000       $39,636          $41.93
 10.50%          $10,676,181        $10,700,000       $38,909          $41.16
 10.75%          $10,427,898        $10,400,000       $37,818          $40.00

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,200,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis             $10,500,000
Direct Capitalization Method              $11,200,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $10,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
SANDPIPER, ST. PETERSBURG, FLORIDA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                          Not Utilized
Sales Comparison Approach              $10,200,000
Income Approach                        $10,500,000
Reconciled Value                       $10,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                   $10,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SANDPIPER, ST. PETERSBURG, FLORIDA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SANDPIPER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SANDPIPER, ST. PETERSBURG, FLORIDA

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                                             [PICTURE]

        ENTRANCE                                      REAR OF CLUBHOUSE AND POOL

        [PICTURE]                                             [PICTURE]

TYPICAL APARTMENT BUILDING                            TYPICAL APARTMENT BUILDING

        [PICTURE]                                             [PICTURE]

     POOL/LAKE VIEW                                    PICNIC AREA BY THE POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SANDPIPER, ST. PETERSBURG, FLORIDA

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                       [PICTURE]

   INTERIOR VIEW - CLUBHOUSE                        INTERIOR VIEW - LAUNDRY

           [PICTURE]                                       [PICTURE]

INTERIOR VIEW - MODEL APARTMENT                  INTERIOR VIEW - MODEL APARTMENT

           [PICTURE]                                       [PICTURE]

INTERIOR VIEW - MODEL APARTMENT                  INTERIOR VIEW - MODEL APARTMENT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDPIPER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDPIPER, ST. PETERSBURG, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                 COMPARABLE I-2             COMPARABLE I-3
  COUNTRY CROSSING                ASHLEY SQUARE            FALLS OF TAMPA BAY
7903 Holly Lea Court          5606 Josephine Court     4610 North Armenia Avenue
    Tampa, FL                       Tampa, FL                  Tampa, FL

    [PICTURE]                       [PICTURE]                  [PICTURE]

    COMPARABLE I-4               COMPARABLE I-5
     HORIZON PARK                  SWAN LAKE
4900 N MacDill Avenue       3401 N. Lakeview Drive
     Tampa, FL                     Tampa, FL

    [PICTURE]                       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDPIPER, ST. PETERSBURG, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                       COMPARABLE
          DESCRIPTION                                 SUBJECT                                            R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Sandpiper                                         Sunrunner
  Management Company              Aimco                                             Aimco
LOCATION:
  Address                         10501 3rd Street                                  11400 4th Street
  City, State                     St. Petersburg, Florida                           St. Petersburg, FL
  County                          Pinellas                                          Pinellas
  Proximity to Subject                                                              0.5-mile north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          259,982                                           145,272
  Year Built                      1977                                              1981
  Effective Age                   26                                                22
  Building Structure Type         Wood/Stucco                                       Wood/Stucco
  Parking Type (Gr., Cov., etc.)  Open                                              Open
  Number of Units                 275                                               2,000
  Unit Mix:                               Type            Unit  Qty.      Mo. Rent          Type           Unit  Qty.        Mo.
                                    1  1A10 - 1Br/1Ba      683   28         $530      1  1A10 - 1Br/1Ba     600   72        $532
                                    2  1B10 - 1Br/IBa      694   40         $487      2  1B10 - 1Br/1Ba     615    8        $543
                                    3  2A10 - 2Br/1Ba      874   40         $579      3  1C10 - 1Br/1Ba     703   32        $613
                                    4  2A20 - 2Br/2Ba      962   56         $696      4  2A20 - 2Br/2Ba     810   48        $651
                                    5  2B20 - 2Br/2Ba    1,006   47         $666      5  2B20 - 2Br/2Ba     860    8        $731
                                    6  3A20 - 3Br/2Ba    1,160   36         $760      6  2C20 - 2Br/2Ba     903   32        $702
                                    7  3B20 - 3Br/2Ba    1,258   28         $710

  Average Unit Size (SF)          945
  Unit Breakdown:                      Efficiency        2-Bedroom            32%        Efficiency         2-Bedroom         44%
                                       1-Bedroom    56%  3-Bedroom                       1-Bedroom     56%  3-Bedroom
CONDITION:                        Average                                           Average
APPEAL:                           Average                                           Average
AMENITIES:

  Unit Amenities                       Attach. Garage           Vaulted Ceiling          Attach. Garage          Vaulted Ceiling
                                   X   Balcony             X    W/D Connect.         X   Balcony                 W/D Connect.
                                       Fireplace                                         Fireplace
                                       Cable TV Ready                                    Cable TV Ready
  Project Amenities                X   Swimming Pool                                 X   Swimming Pool
                                   X   Spa/Jacuzzi         X    Car Wash                 Spa/Jacuzzi        X    Car Wash
                                   X   Basketball Court         BBQ Equipment        X   Basketball Court        BBQ Equipment
                                   X   Volleyball Court         Theater Room             Volleyball Court        Theater Room
                                   X   Sand Volley Ball         Meeting Hall         X   Sand Volley Ball        Meeting Hall
                                   X   Tennis Court             Secured Parking      X   Tennis Court            Secured Parking
                                   X   Racquet Ball        X    Laundry Room         X   Racquet Ball       X    Laundry Room
                                       Jogging Track            Business Office          Jogging Track           Business Office
                                   X   Gym Room            X    Freshwater Lake      X   Gym Room           X    Freshwater Lake

OCCUPANCY:                        96%                                               98%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                    6 to 12 months
  Concessions                                                                       Limited, based on unit availability
  Pet Deposit                     Yes                                               Yes
  Utilities Paid by Tenant:        X   Electric            X    Natural Gas          X   Electric           X    Natural Gas
                                       Water                    Trash                    Water                   Trash
  Confirmation                    Manager and AIMCO                                 Manager
  Telephone Number                727-576-1289                                      727-577-1888
NOTES:

  COMPARISON TO SUBJECT:                                                            Slightly Superior

                                                       COMPARABLE                                      COMPARABLE
          DESCRIPTION                                    R - 2                                           R - 3
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Lincoln Shores                                    Camden Lakes
  Management Company              Lincoln Property Management                       Camden
LOCATION:
  Address                         11601 4th Street                                  11401 N 9th Street
  City, State                     St. Petersburg, FL                                St. Petersburg, FL
  County                          Pinellas                                          Pinellas
  Proximity to Subject            Across the street                                 Adjacent
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          473,881                                           503,616
  Year Built                      1984                                              1983
  Effective Age                   19                                                20
  Building Structure Type         Brick/stucco                                      Wood/stucco
  Parking Type (Gr., Cov., etc.)  Open, plus some garages                           Open
  Number of Units                 631                                               688
  Unit Mix:                               Type             Unit    Qty.       Mo.           Type            Unit   Qty.        Mo.
                                    1  1Br/1BA              550    144       $585     1  1Br/1BA            600    202        $600
                                    2  1Br/1BA              650    160       $608     2  1Br/1BA            615     54        $618
                                    3  1Br/1BA              650    160       $608     3  1Br/1BA            726    128        $665
                                    4  2Br/2Ba            1,000    176       $880     4  2Br/2Ba            810    192        $730
                                    5  2Br/2Ba,Loft         920      7       $775     5  2Br/2Ba,Loft       885     16        $833
                                    6  2Br/2Ba            1,000    176       $880     6  2Br/2Ba            903     96        $770
                                    7  2Br/2Ba            1,000    176       $880     7  2Br/2Ba            903     96        $770

  Average Unit Size (SF)          822                                               753
  Unit Breakdown:                      Efficiency         2-Bedroom            29%       Efficiency          2-Bedroom          44%
                                       1-Bedroom     71%  3-Bedroom                      1-Bedroom     56%   3-Bedroom
CONDITION:                        Slightly Superior                                  Average
APPEAL:                           Good                                               Average
AMENITIES:

  Unit Amenities                   X   Attach. Garage             Vaulted Ceiling        Attach. Garage            Vaulted Ceiling
                                   X   Balcony                    W/D Connect.       X   Balcony                   W/D Connect.
                                   X   Fireplace                                         Fireplace
                                   X   Cable TV Ready                                X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                 X   Swimming Pool
                                       Spa/Jacuzzi          X     Car Wash               Spa/Jacuzzi         X     Car Wash
                                   X   Basketball Court           BBQ Equipment      X   Basketball Court          BBQ Equipment
                                       Volleyball Court           Theater Room           Volleyball Court          Theater Room
                                   X   Sand Volley Ball           Meeting Hall       X   Sand Volley Ball          Meeting Hall
                                   X   Tennis Court               Secured Parking    X   Tennis Court              Secured Parking
                                   X   Racquet Ball         X     Laundry Room       X   Racquet Ball        X     Laundry Room
                                       Jogging Track        X     Business Office        Jogging Track       X     Business Office
                                   X   Gym Room             X     Freshwater Lake    X   Gym Room            X     Freshwater Lake

OCCUPANCY:                        90%                                               92%
LEASING DATA:
  Available Leasing Terms         6 to 13 months                                    6 to 12 months
  Concessions                     $99 move-in special, free rent select units       Free rent on selected units
  Pet Deposit                     Yes                                               Yes
  Utilities Paid by Tenant:        X   Electric             X     Natural Gas        X   Electric            X     Natural Gas
                                       Water                      Trash                  Water                     Trash
  Confirmation                    Leasing Agent                                     Leasing Agent
  Telephone Number                727-577-5553                                      727-577-7557
NOTES:                            Nearby property. Large but well-maintained and    Nearby property. Large but well-maintained and
                                  attractive. Gated community.                      attractive. Slightly better curb appeal.
                                  Floor plans are the same as those offered at the
                                  subject property. Slightly better curb appeal.

                                  Rents shown are avg rate of the range for each    Rents shown are avg rate of the range for each
                                  unit type                                         unit type

  COMPARISON TO SUBJECT:          Superior                                          Slightly Superior

                                                      COMPARABLE                                       COMPARABLE
          DESCRIPTION                                   R - 4                                            R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Lakeside Village                                Crosswinds
  Management Company              Consolidated Management                         Equity Residential
LOCATION:
  Address                         502 N 116th Avenue                              500 110th Avenue North
  City, State                     St. Petersburg, FL                              St. Petersburg, FL
  County                          Pinellas                                        Pinellas
  Proximity to Subject            Across the street                               Less than one mile
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          239,552                                         154,128
  Year Built                      1972                                            1987
  Effective Age                   31                                              16
  Building Structure Type         Wood/stucco                                     Wood/stucco
  Parking Type (Gr., Cov., etc.)  Open                                            Open
  Number of Units                 304                                             208
  Unit Mix:                              Type            Unit     Qty.      Mo.          Type             Unit  Qty.          Mo.
                                    1  1Br/1BA            618      64      $525     1  1Br/1BA            600    48          $620
                                    2  1Br/1BA            618      64      $525     2  1Br/1BA            615    16          $629
                                    3  1Br/1BA            618      64      $525     3  1Br/1BA            726    48          $682
                                    4  2Br/2Ba            790      72      $625     4  2Br/2Ba            810    64          $775
                                    5  2Br/2Ba, Loft      855      44      $645     5  2Br/2Ba            903    32          $840
                                    6  2Br/2Ba          1,188      20      $865     6  2Br/2Ba            903    32          $840
                                    7  2Br/2Ba          1,188      20      $865     7  2Br/2Ba            903    32          $840

  Average Unit Size (SF)          749                                             779
  Unit Breakdown:                      Efficiency                2-Bedroom   50%       Efficiency          2-Bedroom           46%
                                       1-Bedroom    50%          3-Bedroom             1-Bedroom      54%  3-Bedroom
CONDITION:                        Average                                         Average
APPEAL:                           Average                                         Average
AMENITIES:

  Unit Amenities                       Attach. Garage          Vaulted Ceiling         Attach. Garage           Vaulted Ceiling
                                   X   Balcony            X    W/D Connect.        X   Balcony                  W/D Connect.
                                       Fireplace                                       Fireplace
                                   X   Cable TV Ready                              X   Cable TV Ready
  Project Amenities                X   Swimming Pool                               X   Swimming Pool
                                       Spa/Jacuzzi        X    Car Wash                Spa/Jacuzzi         X    Car Wash
                                       Basketball Court        BBQ Equipment           Basketball Court         BBQ Equipment
                                       Volleyball Court        Theater Room            Volleyball Court         Theater Room
                                   X   Sand Volley Ball        Meeting Hall            Sand Volley Ball         Meeting Hall
                                   X   Tennis Court            Secured Parking     X   Tennis Court             Secured Parking
                                       Racquet Ball       X    Laundry Room            Racquet Ball        X    Laundry Room
                                       Jogging Track           Business Office         Jogging Track            Business Office
                                   X   Gym Room           X    Freshwater Lake     X   Gym Room            X    Freshwater Lake

OCCUPANCY:                        94%                                             95%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                  6 to 12 months
  Concessions                     One month free rent                             None currently
  Pet Deposit                     Yes                                             Yes
  Utilities Paid by Tenant:        X   Electric           X    Natural Gas         X   Electric            X    Natural Gas
                                       Water                   Trash                   Water                    Trash
  Confirmation                    Leasing Agent                                   Leasing Agent
  Telephone Number                727-576-5296
NOTES:                            Nearby property. Well maintained.               Nearby property offering the same floor plans
                                  This property does offer washer/dryer           as those at the subject property
                                  connections.                                    Very comparable but slightly better curb appeal
                                                                                  and appears to be in better overall condition.

                                  Rents shown are avg rate of the range for each  Rents shown are avg rate of the range for each
                                  unit type                                       unit type

  COMPARISON TO SUBJECT:          Slightly Inferior                               Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SANDPIPER, ST. PETERSBURG, FLORIDA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1               COMPARABLE R-2                  COMPARABLE R-3
     SUNRUNNER                  LINCOLN SHORES                   CAMDEN LAKES
 11400 4th Street              11601 4th Street               11401 N 9th Street
St. Petersburg, FL            St. Petersburg, FL              St. Petersburg, FL

    [PICTURE]                     [PICTURE]                        [PICTURE]

  COMPARABLE R-4                 COMPARABLE R-5
 LAKESIDE VILLAGE                  CROSSWINDS
502 N 116th Avenue           500 110th Avenue North
St. Petersburg, FL             St. Petersburg, FL

    [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDPIPER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDPIPER, ST. PETERSBURG, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDPIPER, ST. PETERSBURG, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SANDPIPER, ST. PETERSBURG, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
SANDPIPER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally inspected the property that is the subject of this report.

         No one provided me with significant real property appraisal.

                                               -s- Alice MacQueen
                                               ------------------
                                                 Alice MacQueen
                                         Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SANDPIPER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SANDPIPER, ST. PETERSBURG, FLORIDA

                                             ALICE MacQUEEN

                             VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation              Ms. MacQueen specializes in the appraisal of investment
                       real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                       She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                       In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SANDPIPER, ST. PETERSBURG, FLORIDA

                       Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION              Realtors Institute of Virginia
                       Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS   State of Arizona, Certified General Real Estate
                       Appraiser, #30987

                       State of Florida, Certified General Appraiser, #RZ0002202 State of Georgia, Certified General Real Property Appraiser, #239776

                       State of Minnesota, Certified General Real Property Appraiser, #AP-20144872

                       State of New Mexico, General Certified Appraiser,
                       #001626-G

                       State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL           American Society of Appraisers, Candidate
  AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SANDPIPER, ST. PETERSBURG, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
SANDPIPER, ST. PETERSBURG, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.